UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 27, 2007

EPIC BANCORP
(Exact name of registrant as specified in its charter)

California	000-50878	68-0175592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

630 Las Gallinas Ave, San Rafael California		94903
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (415) 526-6400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 25, 2007, Epic Bancorp (the “Company”) completed a private issuance of $10 million in trust preferred securities (the “Trust Preferred Securities”) as part of a pooled securitization transaction with several other financial institutions.

The Trust Preferred Securities will bear a floating interest rate of three-month LIBOR plus 1.44 percent, and will mature on December 31, 2037. The interest rate resets quarterly and the initial rate is set at a pretax interest cost of 6.80 percent.  The Trust Preferred Securities were issued through a newly formed wholly owned trust, San Rafael Capital Trust III.

The Company intends to use the net proceeds from the transaction to pay off the existing $10 million Trust Preferred Security issued through San Rafael Capital Trust I that is callable on September 30, 2007.

Item 5.02 (e) Departure of Directors or Certain Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2007 the Board of Directors of Epic Bancorp awarded bonuses to certain executive officers for their performance in the first six months of 2007 pursuant to the 2007 Incentive Bonus Plan.  Mark Garwood, Chief Executive Officer of the Company, received a bonus of $45,216 and Michael Moulton, Chief Financial Officer of the Company, received a bonus of $20,513.

On July 26, 2007 the Board of Directors of Epic Bancorp awarded stock options to certain executive officers pursuant to the 2005 Incentive Stock Option Plan.  Mark Garwood, Chief Executive Officer of the Company, received options to purchase 16,250 shares and Michael Moulton, Chief Financial Officer of the Company, received options to purchase 7,750 shares.  The options issued have a strike price of $13.49 per share and vest over a five year period with 20 percent vesting on each anniversary date of the grant.

On July 27, 2007 Michael Moulton, Chief Financial Officer of the Company, was granted an award with a cash value of $2,500 in recognition of his thirteen years of service to the Company.

Item 8.01 Other Events.

On July 24, 2007 the Board of Directors of Company declared a $0.045 per share dividend, payable on August 31, 2007, to shareholders of record as of August 15, 2007.  The Company had previously declared dividends of $0.045 per share dividend in April 2007 and $0.0374 per share in each of the four quarters of 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2007	EPIC BANCORP

/s/ Michael E. Moulton

Michael E. Moulton, Chief Financial Officer
(Principal Financial Officer)